Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Karen Nolan
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6619
	kim_watkins@intuit.com	karen_nolan@intuit.com

Intuit Appoints Tekedra Mawakana, Waymo's Chief Operating Officer,
to Board of Directors

MOUNTAIN VIEW, Calif. –October 20, 2020 - Intuit Inc. (NASDAQ:INTU) today announced it has appointed Tekedra Mawakana to its board of directors. Mawakana is the COO of Waymo LLC, a subsidiary of Alphabet, Inc., where she is a recognized business leader and expert on public policy related to commerce and advanced applications of artificial intelligence and machine learning.

“Tekedra has a deep understanding of issues at the intersection of automated technology, consumer trust and global public policy,” said Brad Smith, Intuit’s Executive Chairman of the Board. “Her appointment significantly strengthens the board’s automated technology expertise, and we are thrilled that she will bring her experience and perspective to the Intuit board.”

Mawakana led the successful launch of Waymo’s first commercial ride hailing service in Phoenix AZ, and played a central role on a core executive team that raised over $3 billion in Waymo’s first external investor fundraising round. As COO she is responsible for bringing autonomous vehicle (AV) technology to market, as well as revenue and business development, consumer trust and brand awareness, public policy outcomes, and operational efficiency.

Mawakana has more than two decades of experience in advising publicly traded consumer technology companies on global regulatory policy. Prior to Waymo, she was VP of global government relations at eBay, responsible for policy strategy for eBay’s marketplace in 190 markets, as well as for ticketing marketplace StubHub. As Yahoo’s VP of global public policy, she advised its CEO on policy issues around privacy and security. She began her career at the law firm of Steptoe & Johnson LLP in Washington, DC.
As a tech industry veteran, Mawakana is on the Board of Industry Leaders for the Consumer Technology Association and she previously served as the Chairman of the Board of Directors for the Internet Association. She has been recognized as a “Top 20 in 2020 Influential Women in Mobility” by Vulog, and as one of the most influential Black leaders in corporate America by Savoy magazine in 2020 and 2019. She also sits on the Executive Committee on the Board of Directors for Saving Promise, a non-profit dedicated to the prevention of intimate partner violence.
Mawakana received her JD from Columbia Law School and her BA magna cum laude from Trinity College (now Trinity Washington University).

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